EXHIBIT 99.1
BP Prudhoe Bay Royalty Trust Announces Settlement
of Claims Concerning the 2006 Oil Spills in the Prudhoe Bay Field
NEW YORK – (BUSINESS WIRE) – BP Prudhoe Bay Royalty Trust (NYSE: BPT) today announced that on May 8, 2009 it entered into a settlement agreement with BP Exploration (Alaska) Inc. (BPXA), a subsidiary of BP p.l.c., to resolve certain issues related to the temporary shutdown of the Prudhoe Bay oil field located on the North Slope of Alaska following oil spills on March 2, 2006 and August 6, 2006 and to compromise any claims that the Trust and past, present, and future holders of units of beneficial interest in the Trust (Units) may have relating to conduct by BPXA that may have resulted in a reduction of the royalty payments received by the Trust in 2006, 2007 and 2008.
Under the settlement agreement, BPXA will pay $29,469,081 to the Trust, and the Trust, on behalf of all past, present, and future holders of Trust Units will release any and all claims, demands, rights, liabilities and causes of action that have been asserted or could be asserted on behalf of the Trust and the Unit holders against BPXA, affiliated companies, including BP p.l.c., BP America Inc. and The Standard Oil Company, and their respective directors, officers and employees, based upon or related in any way to conduct by BPXA that may have resulted in a reduction of the royalty payments received by the Trust in 2006, 2007 and 2008.
The settlement agreement does not release any claims or causes of action arising out of, based upon or related in any way to conduct by BPXA to the extent that such conduct may result or has resulted in a reduction of the royalty payments received or to be received by the Trust in 2009 or any subsequent year.
BPXA will pay the $29,469,081 settlement amount into an interest-bearing escrow account with an escrow agent agreed to by the parties. All of the expenses of the escrow agent will be paid by BPXA. The settlement payment, plus the interest that accrues on it while it is held by the escrow agent, will be released by the escrow agent and paid to the Trust when (i) the Delaware Chancery Court enters an order approving the settlement agreement and such order becomes final and (ii) the order of the United States District Court for the Southern District of New York dismissing certain litigation brought in that court against BPXA and other parties becomes final after appeal, or upon the expiration of time for any further appellate proceedings, or is resolved by settlement. In the event the conditions to the distribution to the Trust of the settlement amount and accrued interest are not satisfied, the escrow agent will pay the escrow funds to BPXA and the settlement agreement will have no further effect. BPXA may waive the second condition to the release of the escrow funds in its sole discretion.
If the settlement amount and accrued interest is released by the escrow agent to the Trust, the Trustee will distribute the amount received to Unit holders as part of a regular quarterly royalty distribution.
In addition to the settlement amount to be paid to the Trust, BPXA will pay the Trustee its attorneys’ fees and expenses incurred in its investigation of the claims that are the subject of the settlement agreement and in connection with certain other litigation relating to the 2006 oil spills.
About the BP Prudhoe Bay Royalty Trust
BP Prudhoe Bay Royalty Trust is a grantor trust created in 1989. The Trust holds an overriding royalty interest that entitles the Trust to a royalty on approximately 16.4% of the first 90,000 barrels of the average daily net production of crude oil and condensate per quarter from the working interest of BP Exploration (Alaska) Inc. as of February 28, 1989 in the Prudhoe Bay field. The Prudhoe Bay field is located on the North Slope of Alaska, 250 miles north of the Arctic circle and 650 miles north of Anchorage. The field extends approximately 12 miles by 27 miles and contains nearly 150,000 productive acres. The trustee of the Trust is The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286
Contacts:

The Bank of New York Mellon
Geovanni Barris, 212-815-6908
geovanni.barris@bnymellon.com